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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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FOR IMMEDIATE RELEASE

WALTER HEWLETT SENDS LETTER TO
HEWLETT-PACKARD STOCKHOLDERS

Palo Alto, CA, February 14, 2002 – Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today sent a letter to all Hewlett-Packard Company (NYSE: HWP) stockholders.

Mr. Hewlett also reiterated his belief that if HP stockholders vote down the merger with Compaq, the HP Board will act to move the Company forward. This perspective was reinforced by remarks made in an interview yesterday with HP board member Richard Hackborn. When asked if the board’s future was tied to the merger, Hackborn stated, “‘It is not all or nothing...If the shareholders don’t feel that way, we will do everything possible to explore the next best possible alternative.’” Hackborn also stated, “‘Nobody is talking about leaving on the board, nor is anyone talking about asking anyone to leave... that has got to be taken out of the equation’ for investors.”

Reuters, 2/13/02: "HP board no plan to quit if merger fails-director"*

Today’s letter to stockholders outlines why large computer mergers have consistently failed. According to experts, including HP’s own, integrating two large computing companies has proved to be extremely difficult and fraught with problems. Walter Hewlett believes that the obstacles to success for the proposed HP-Compaq merger are huge. Harvard Business School professor David Yoffie said that, “No large-scale high-tech merger has ever worked – ever.” Yoffie added, “In fast-moving industries, while the acquirer sorts out its product portfolio and redraws organizational lines, unencumbered rivals seize their chance to race ahead.”

Wall Street Journal, 12/17/01: "H-P and Company Should Return to their Roots"*

The following is the text of the letter sent to Hewlett-Packard Company stockholders:

February 13, 2002

Dear Fellow Hewlett-Packard Stockholder:

         In considering how you will vote on Hewlett Packard’s proposed $25 billion acquisition of Compaq, it is important to ask yourself:

WHY HAVE LARGE COMPUTER MERGERS CONSISTENTLY FAILED?

         It is well known that integrating two large companies is challenging in any industry; in the computer industry, the record is especially clear—past attempts at large mergers have all failed. Technology mergers are extremely difficult to integrate due to the velocity, complexity and competitiveness in tech markets.

         As an HP stockholder you now have the opportunity to join with us in taking a stand against the proposed merger with Compaq. We believe there is a better path to improve stockholder value than betting HP’s future on a merger with a company with approximately 65% of its revenues in low-end commodity products. We believe that Compaq is not right for HP. We urge you to vote AGAINST the merger and sign, date and mail your GREEN proxy card today.

INTEGRATING TWO LARGE COMPUTER COMPANIES HAS PROVEN
TO BE EXCEEDINGLY DIFFICULT AND FRAUGHT WITH PROBLEMS

         Mergers can bring with them a special set of challenges: loss of both focus and strategic clarity, protracted management power struggles, difficult sales force integration, customer confusion, clashes of culture, and poor employee morale.

         Large computer mergers have not worked—noted experts, including HP’s own, acknowledge the major difficulties inherent in these transactions:

•	Webb McKinney, head of HP’s integration team, acknowledged not long before the Compaq transaction was announced that: “It is hard to find a successful example of one PC company buying another. . . . The reality is that you can’t really buy a customer. By and large, the consolidation should happen the old-fashioned way, by gaining market share.’’

(CNET News, 3/23/01)*

•	HP’s own advisor, McKinsey & Company, said in a recent study, Learning from High Tech Deals: “The bias against big deals is well founded. Smaller transactions lend themselves to simpler, more disciplined structuring and integration, thereby minimizing the negotiations and infighting that, in large deals, can defeat the logic of the original plan.’’

(McKinsey Quarterly, 2002 Number 1)*

•	McKinsey & Company also concluded in a separate study, Why Mergers Fail: “Too many companies lose their revenue momentum as they concentrate on cost synergies or fail to focus on postmerger growth. . . Furthermore, cost savings are hardly as sure as they appear: up to 40 percent of mergers failed to capture the identified cost synergies.’’

(McKinsey Quarterly, 2001 Number 4)*

•	According to Harvard Business School Professor David Yoffie: “Melding two large and fiercely competitive organizations is a formidable challenge in any industry. The benefits of scale and scope in mature industries, like oil or financial services, can sometimes outweigh the time and energy squandered in the long integration process. But in high technology, no company has ever attempted this trade-off and come out ahead. In fast-moving industries, while the acquirer sorts out its product portfolio and redraws organizational lines, unencumbered rivals seize their chance to race ahead.’’

(“H-P and Compaq Should Return to their Roots,’’ Wall Street Journal, 12/17/01)*

•	“More companies die of indigestion than starvation.’’

(“The HP Way,’’ Hewlett-Packard co-founder David Packard, page 142)*

THERE IS NO REASON TO BELIEVE THAT THE PROPOSED
HEWLETT-PACKARD/COMPAQ MERGER WILL BE ANY DIFFERENT

         Like the Compaq/Digital Equipment Corporation (DEC) transaction, the proposed HP/Compaq transaction is premised on creating global leadership and scale, delivering end-to-end product and solutions leadership, and strengthening the “value proposition’’ for customers.1 However, since Compaq’s announcement of the DEC acquisition, Compaq’s stock price has declined over 80% relative to an index of comparable companies.2 We believe the obstacles to success for the HP/Compaq transaction are huge:

•	This is the largest computing merger ever contemplated ($25 billion compared to $9.4 billion for Compaq/DEC, $2.8 billion for Compaq/Tandem, $7.4 billion for AT&T/NCR, and $4.8 billion for Burroughs/Sperry).

•	HP is paying a huge premium for Compaq —HP is paying more than twice the average multiple of past computing mergers (48 times CY 2002 earnings vs. 19 times forward earnings for comparable transactions) and more than twice HP’s own multiple.[3] HP is overpaying for Compaq in our opinion.

•	There is greater product overlap between HP and Compaq than there was between Compaq and DEC. We and analysts assume this will produce a much greater revenue loss than the 4.9% estimated by management for 2003. We and analysts estimate the actual loss at approximately 10%, an amount that we believe will more than outweigh any benefits of cost savings.

•	Neither HP nor Compaq management has a track record of leading a transaction of this scale and complexity. However, in the last two years, they do have a track record of being overly optimistic. HP has missed projected earnings four of the last six quarters, including four in a row from the fourth quarter of 2000 through the first three quarters 2001. First Call mean estimates for Compaq CY 2002 earnings have dramatically declined since the announcement of the merger—down 59.1% from $0.66 to $0.27 as of today.

•	HP and Compaq’s management will need to combine 145,000 employees working at over 66 facilities in more than 160 countries, at least 37 major branded product lines from two widely different business styles (Texas vs. Silicon Valley), and two fiercely competitive sales forces.[4] Even HP and Compaq management admit that this integration will take an estimated 18-24 months.[5] We think it may take a lot longer.

•	In the technology industry, 18-24 months is a lifetime. We believe HP will lose customers and market share to competitors during this prolonged period of disruption. We expect these losses to far outweigh any potential cost savings or benefits.

HP HAS A MUCH STRONGER OUTLOOK WITHOUT COMPAQ

         HP is a strong company. We must preserve and grow HP by focusing on the businesses that are working, re-evaluating those that are in trouble, and not making what many believe is a disastrous investment in Compaq, a company struggling with its commodity computing business. HP needs to FOCUS on what it does well:

•	Imaging and printing and areas of strength in the enterprise	not	commodity computing

•	Technology and innovation	not	merger integration

•	Fixing problems	not	creating them

•	Building good businesses	not	acquiring or expanding bad ones

•	Treating employees as assets	not	liabilities

•	Enhancing stockholder value	not	increasing scale for scale’s sake alone

A $25 BILLION MISTAKE IS NOT THE HP WAY

         We are convinced that the proposed merger would destroy value for HP stockholders. HP should focus on creating value and solving its own problems, not diluting value and taking on Compaq’s bigger problems. The future of HP is in your hands and we believe that future will be best served without the burden of acquiring and integrating Compaq.

         We strongly recommend that you vote AGAINST the proposed transaction and sign, date and mail the GREEN proxy today. Please do not return any WHITE proxy cards.

         Remember—Hewlett-Packard will NOT owe Compaq a $675 million break-up fee if HP stockholders just vote down the transaction.

         Thank you for your continued support.

Sincerely,

WALTER B. HEWLETT

HEWLETT-PACKARD SPECIAL MEETING—MARCH 19, 2002

Please vote your GREEN proxy TODAY. The special meeting of HP stockholders relating to the proposed merger involving HP and Compaq will take place at 8:00 a.m., local time, on March 19, 2002 at The Flint Center, 21250 Stevens Creek Boulevard, Cupertino, California.

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons’’) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing Persons’ definitive proxy statement and any other documents relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

[1] Compaq Form 8-K, dated 1/25/98; HP Rule 425 filings of 9/5/01 and 9/20/01.

[2] The Comparable Company Index represents the combined common stock performance of Accenture Ltd, Apple Computer, Inc., Computer Sciences Corporation, Dell, Electronic Data Systems Corporation, EMC Corporation, Gateway, Inc., International Business Machines Corporation, KPMG International, Network Appliance, Inc., and Sun Microsystems, Inc. These comparable companies are the same companies used by Goldman Sachs in performing its “Selected Companies Analysis’’ in connection with rendering its fairness opinion to HP.

[3] Based on stock prices and First Call consensus estimates as of February 8, 2002 and the mean of the following precedent transactions: HP/Apollo in April 1989, AT&T/NCR in December 1990, Gateway/Advanced Logic Research in June 1997, Compaq/Tandem in June 1997 and Compaq/DEC in January 1998.

[4] Employee, facility and product line numbers gathered from HP and Compaq websites and SEC 10-K filings.

[5] Merger Communication Toolkit sent to HP managers for use in communicating with HP employees in connection with the merger, filed by HP Pursuant to Rule 425 Under the Securities Act of 1933 on 1/22/02.

* Permission to use quotations throughout this letter was neither sought nor obtained. Emphasis added.

Contact:

     Media:
     Joele Frank/Todd Glass
     Joele Frank, Wilkinson Brimmer Katcher
     (212) 355-4449

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